Exhibit 10.20.1
AMENDMENTS TO
VISTEON CORPORATION
NON-EMPLOYEE DIRECTOR STOCK UNIT PLAN
(the “Directors’ Unit Plan”)
     As approved by the Board of Directors on March 27, 2009, paragraph (h) of Section 2 of the Directors’ Unit Plan shall be amended to read as follows:
(h) “Exchange” means the principal securities exchange on which the Company’s stock is traded or the over-the-counter market if the Company’s stock is not traded on a securities exchange.
     As approved by the Board of Directors on March 27, 2009, paragraph (a) of Section 4 of the Directors’ Unit Plan shall be amended to read as follows:
(a) Mandatory Deferrals. On the day after the date of each regular annual meeting of stockholders of the Company, the Mandatory Deferral Account of each Participant who is then an Outside Director shall be credited with a number of additional Visteon Stock Units equal to the result obtained by (i) dividing (A) $70,000; provided, however, that such amount shall be $59,925 from and after April 1, 2009 until such time as the Board shall determine that a higher amount up to $70,000 shall be in effect (B) by the average of the high and low prices at which a share of Company Stock shall have been sold on the Exchange on such date; and (ii) rounding the quotient to four decimal places (each a “Mandatory Deferral”).
     As approved by the Board of Directors on March 27, 2009, Sections 5(a), 6(c)(1) and 6(c)(2) of the Directors’ Unit Plan shall be amended by deleting the phrase “regular way” everywhere it appears therein.